                                                                   Exhibit(p)(8)

                              PIMCO CODE OF ETHICS
                              --------------------

                         Effective as of January 1, 1997

                                  INTRODUCTION

                               General Principles

This Code of Ethics is based on the principle that you, as a director, officer or other Advisory Employee of Pacific Investment Management Company ("PIMCO"), owe a fiduciary duty to, among others, the shareholders of the registered investment companies (the "Funds") and other clients (together with the Funds, the "Advisory Clients") for which PIMCO serves as an advisor or subadvisor. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

     At all times, you must observe the following general rules:

     1. You must place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Code's specific provisions. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties or which create an appearance of such abuse.

          Your fiduciary obligation applies not only to your personal trading activities but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security or Futures Contract you owned for the purpose of increasing the value of that Security or Futures Contract. If you are a portfolio manager or an employee who provides information or advice to a portfolio manager or helps execute a portfolio manager's decisions, you would also violate this Code if you made a personal investment in a Security or Futures Contract that might be an appropriate investment for an Advisory Client without first considering the Security or Futures Contract as an investment for the Advisory Client.

     2. You must conduct all of your personal investment transactions in full compliance with this Code, the PIMCO Advisors L.P. Insider Trading Policy and Procedures (the "Insider Trading Policy"), and the

          PIMCO Advisors L.P.Policy Regarding Special Trading Procedures for Securities of PIMCO Advisors L.P. (the "Special Trading Procedures") and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. PIMCO encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to insure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading PERSONAL INVESTMENT TRANSACTIONS. In addition, you must comply with the policies and procedures set forth in the Insider Trading Policy and Special Trading Procedures, which are attached to this Code as Appendix I and II, respectively. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal trading.

     3. You must not take inappropriate advantage of your position. The receipt of investment opportunities, perquisites, gifts or gratuities from persons seeking business with PIMCO directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading GIFTS AND SERVICE AS A DIRECTOR. Doubtful situations should be resolved against your personal interest.

                         The General Scope Of The Code's
                 Applications To Personal Investment Activities

The Code reflects the fact that PIMCO specializes in the management of fixed income portfolios. The assets PIMCO purchases and sells on behalf of its Advisory Clients consist almost exclusively of corporate debt Securities, U.S. and foreign government obligations, asset-backed Securities, money market interestsinstruments, foreign currencies, and futures contracts and options with respect to those instruments. For the StocksPLUS Fund, PIMCO also purchases futures and options on the S & P 500 index and, on rare occasions, may purchase or sell baskets of the stocks represented in the S & P 500.

SEC RegulationRule 17j-1 under the Investment Company Act of 1940 requires reporting of all personal transactions in Securities (other than certain Exempt Securities) by certain persons, whether or not they are Securities that might be purchased or sold by PIMCO on behalf of its Advisory Clients. The Code implements that reporting requirement.

However, since the purpose of the Code is to avoid conflicts of interest arising from personal trading activities in Securities and other instruments that are held or might be acquired on behalf of our Advisory Clients, this Code only places restrictions on personal trading activities in such investments. As a result, this Code does not place restrictions (beyond reporting) on personal trading in individual equity Securities or in tax-exempt municipal bonds. Although they are Securities, they are not purchased or sold by PIMCO on behalf of our Advisory Clients. On the other hand, this Code does require reporting and restrict trading in certain Futures Contracts which, although they are not Securities, are instruments in which PIMCO trades for its Advisory Clients.

This Code applies to PIMCO's officers and directors as well as to all of its Advisory Employees. The Code recognizes that portfolio managers and the investment personnel who provide them with advice and who execute their decisions occupy more sensitive positions than other Advisory Employees and that it is appropriate to subject their personal investment activities to greater restrictions.

                          The Organization Of The Code

The remainder of this Code is divided into three sections. The first section concerns Personal Investment Transactions. The second section describes the restrictions on Gifts And Service As A Director. The third section summarizes the methods for ensuring Compliance under the Code. In addition, the following Appendices are also a part of this Code:

I.    Definitions of Capitalized Terms

II.   The PIMCO Advisors L.P. Insider Trading Policy and Procedures

III. The PIMCO Advisors L.P. Policy Regarding Special Trading Procedures for Securities of PIMCO Advisors L.P.

IV.   Form for Acknowledgment Certification of Receipt of this Code.

V.    Form for Annual Certification of Compliance with this Code.

VI.   Form for Initial Reporting of Brokerage Accounts.

VII.  Form for Quarterly Reporting of Investment Transactions.

VIII. Form for Preclearance of Transactions.

                                    Questions

Questions regarding this Code should be addressed to a Compliance Officer. As of the effective date of this Code, the Compliance Officers are Kenneth M. Poovey, Ernest L. Schmider, Richard M. Weil and Denise C. Seliga. These Compliance Officers compose the PIMCO Compliance Committee.

                        PERSONAL INVESTMENT TRANSACTIONS

                                   In General

Subject to the limited exceptions described below, you are required to report all transactions in Securities and Futures Contracts made by you, a member of your immediate family or a trust in which you have an interest, or on behalf of any account in which you have an interest or which you direct. In addition, you must preclear certain transactions in Securities and Futures Contracts that PIMCO holds or may acquire on behalf of an Advisory Client.

The details of these reporting and preclearance requirements are described below. This Code uses a number of capitalized terms, e.g., Advisory Employee, Beneficial Ownership, Exempt Security, Futures Contract, Immediate Family, Related Account, Related Security, Portfolio Employee and Security. The definitions for these capitalized terms are set forth in Appendix I. To understand your responsibilities under the Code, it is important that you review and understand the definitions in Appendix I.

                              Reporting Obligations

     Use Of Broker-Dealers

Unless you are an independent director, you must use a registered broker-dealer or registered futures commission merchant to engage in any purchase or sale of a publicly-traded Security or Publicly-Traded Futures Contract. This requirement also applies to any purchase or sale of a publicly-traded Security or of a Publicly-Traded Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any publicly-traded Securities or Publicly-Traded Futures Contract transactions by members of your Immediate Family will need to be made through a registered broker-dealer or futures commission merchant.

     Initial Report

Within 10 days after commencing employment or within 10 days of any event that causes you to become subject to this Code (e.g., promotion to a position that makes you an Advisory Employee), you shall supply to a Compliance Officer copies of the most recent statements for each and every Personal Account and Related Account which holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all transactions subsequent to the effective date of those statements. These documents shall be supplied to the Compliance Officer by attaching them to the form appended hereto as Appendix VI.

On that same form you shall supply the name of any registered broker-dealer or futures commission merchant and the number for any Personal Account and Related Account which holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest for which you cannot supply the most recent account statement. You shall also certify, where indicated on the form, that the contents of the form and the documents attached thereto disclose all such Personal Accounts and Related Accounts.

In addition, you shall also supply, where indicated on the form, the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest, to the extent that this information is not available from the statements attached to the form:

          1. A description of the Security or Futures Contract, including its name or title;

          2. The quantity (e.g., in terms of numbers of shares, units or contracts) and value (in dollars) of the Security or Futures Contract; and

          3.   The custodian of the Security or Futures Contract.

     New Accounts

Immediately upon the opening of a new Personal Account or a Related Account which holds or is likely to hold a Security or a Futures Contract, you shall supply a Compliance Officer with the name of the registered broker-dealer or futures commission merchant for that account and the identifying number for that Personal Account or Related Account.

     Timely Reporting Of Transactions

You must cause each broker-dealer or futures commission merchant who maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to a Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in that account and of periodic statements for that account ("duplicate broker reports").

In addition, you must report to a Compliance Officer, on a timely basis, any transaction in a Security or a Futures Contract in which you have or acquired a Beneficial Ownership interest that was made without the use of a registered broker-dealer or futures commission merchant.

     Quarterly Certifications And Reporting

At the end of each calendar quarter, a Compliance Officer will provide you a list of all brokerage accounts that you have previously identified to PIMCO as a Personal Account or a Related Account which holds or is likely to hold a Security or Futures Contract. Within 10 days after your receipt of that list, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which you have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely duplicate broker reports for the calendar quarter just ended, and (b) the broker-dealer or futures commission merchant for each account on the list has been instructed to send a Compliance Officer timely duplicate broker reports for that account.

You shall provide, on a copy of the form attached hereto as Appendix VII, the following information for each transaction during the calendar quarter just ended, to the extent that the duplicate broker reports for that calendar quarter did not supply that information to PIMCO:

          1. The date of the transaction, the title and the number of shares or contracts, and the principal amount of each Security or Futures Contract involved;

          2. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          3.   The price at which the transaction was effected; and

          4. The name of the broker, dealer, bank or other entity with or through which the transaction was effected.

     Related Accounts

The reporting and certification obligations described above also apply to any Related Account (as defined in Appendix I) and to any transaction in a Related Account.

It is important that you recognize that the definitions of "Related Account" and "Beneficial Ownership" in Appendix I probably will require you to provide, or to arrange for the broker-dealer to furnish, copies of reports for any account used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has any vested interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any transaction in that account.

     Exemptions From Reporting

You need not report transactions in any account over which neither you nor an Immediate Family Member hasve or had any direct or indirect influence or control.

     You also need not report transactions in Exempt Securities (as defined in Appendix I) nor need you furnish, or require a broker-dealer to furnish, copies of confirmations or periodic statements for accounts that hold only Exempt Securities. This includes accounts that only hold U.S. Government Securities, money market interests, or shares in open-end mutual funds. This exemption from reporting shall end immediately, however, at such time as there is a transaction in that account in a Futures Contract or in a Security that is not an Exempt Security.

                             Prohibited Transactions

     Initial Public Offerings

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Security in an initial public offering.

     Private Placements

If you are a Portfolio Employee, you may not acquire Beneficial Ownership of any Security in a private placement (or subsequently sell it), unless you have received the prior written approval of the Chief Executive Officer or the Chief Legal Officer of PIMCO. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with PIMCO.

If, after receiving the necessary approval, you have acquired Beneficial Ownership of Securities in a private placement, you must disclose that investment when you play a part in any consideration of any investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have a Beneficial Ownership interest in any Securities of the issuer.

     PIMCO Advisors L.P.

You may not engage in any transaction in interests in PIMCO Advisors L.P., except in compliance with the Special Trading Procedures applicable to such transactions.

     Preclearance

All transactions in Securities, and Futures Contracts in a Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, must be precleared by a Compliance Officer unless a transaction, Security or Futures

Contract falls into one of the following categories that are identified as "exempt from preclearance".

     Preclearance Procedure

Preclearance shall be requested by completing and submitting a copy of the preclearance request form attached hereto as Appendix VIII to a Compliance Officer. No transaction subject to preclearance may be effected prior to receipt of written authorization of the transaction by a Compliance Officer. The authorization and the date of authorization will be reflected on the preclearance request form. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of: (a) the close of business on the day the authorization is given, or (b) until you discover that the information on the preclearance request form is no longer accurate.

The Compliance Officer from whom authorization is sought may undertake such investigation as he or she considers necessary to determine that the transaction for which preclearance has been sought complies with the terms of this Code and is consistent with the general principles described at the beginning of the Code.

In determining whether to authorize a transaction, the Compliance Officer shall determine whether there is a pending buy or sell order in the same Security or Futures Contract on behalf of an Advisory Client. If such an order exists, authorization of the personal transaction shall not be given until the Advisory Client's order is executed or withdrawn. This prohibition may be waived by a Compliance Officer if he or she is convinced that: (a) your personal transaction is necessary, (b) that your personal transaction will not adversely affect the pending order of the Advisory Client, and (c) provision can be made for the Advisory Client trade to take precedence (in terms of price) over your personal transaction.

     Exemptions From Preclearance

Preclearance shall not be required for the following transactions, Securities and Futures Contracts. They are exempt only from the Code's preclearance requirement, and, unless otherwise indicated, remain subject to the Code's other requirements, including its reporting requirements.

          Transactions Exempt From Preclearance
          -------------------------------------

     Preclearance shall not be required for any of the following transactions:

     1. Any transaction in a Security or Futures Contract in an account that is managed or held by a broker-dealer, futures commission merchant, investment adviser, commodity trading advisor or trustee and over which you do not exercise investment discretion, have notice of transactions prior to execution, or otherwise have any direct or indirect influence or control.

          There is a presumption that you can influence or control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

     2.   Purchases of Securities under dividend reinvestment plans.

     3. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

     4. Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

     5. Subject to the restrictions on participation in private placements set forth above, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity which has no outstanding publicly-traded Securities, and no outstanding Securities which are convertible into or exchangeable for, or represent the right to purchase or otherwise acquire, publicly traded Securities. You will be considered to have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equity holder and do not have or share investment control over the Securities held by the entity.

          Securities Exempt From Preclearance
          Regardless Of The Transaction Size
          -----------------------------------

Preclearance shall not be required for a transaction in the following Securities, regardless of the size of that transaction:

     1. All "Exempt Securities" defined in Appendix I, i.e., U.S. Government Securities, shares in open-end mutual funds, and high quality short-term debt instruments.

     2. All closed-end mutual funds (other than PIMCO Commercial Mortgage Securities Trust, Inc.), and rights distributed to shareholders in closed-end mutual funds.

     3. All equity Securities or options, warrants or other rights to equity Securities.

     4.   All options on any index of equity Securities.

     5. All Fixed Income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

     All Fixed Income Securities exempt from federal income tax that are issued by state or local governments or the political subdivisions thereof.

     All options on foreign currencies or baskets of foreign currencies
          (whether or not traded on an exchange or board of trade).

          Securities Exempt From Preclearance
          Depending On The Transaction Size
          -----------------------------------

Preclearance shall not be required for a transaction in the following Securities or Related Securities if they do not exceed the specified transaction size thresholds:

     Purchases or sales of up to $1,000,000 (in market value or face amount, whichever is greater) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

     Purchases or sales of up to $100,000 (in market value or face amount, whichever is greater) per calendar month per issuer of corporate debt Securities, mortgage-backed and other asset-backed Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments.
          Futures Contracts Exempt From Preclearance
          Regardless Of The Transaction Size
          ------------------------------------------

Preclearance shall not be required for a transaction in the following Futures Contracts, regardless of the size of that transaction (as indicated in Appendix I, for these purposes a "Futures Contract" includes a futures option):

     1.   Currency Futures Contracts.

     2.   U.S. Treasury Futures Contracts.

     3.   Eurodollar Futures Contracts.

       Futures Contracts on any index of equity Securities.

       Futures Contracts on physical commodities or indices thereof (e.g., contracts for future delivery of grain, livestock, fiber or metals whether for physical delivery or cash).

       Privately-Traded Contracts.

          Futures Contracts Exempt From Preclearance
          Depending On The Transaction Size
          ------------------------------------------

Preclearance shall not be required for a transaction in the following Futures Contracts if the total number of contracts purchased or sold during a calendar month does not exceed the specified limitations:

     1. Purchases or sales of up to 50 Publicly-Traded Futures Contracts to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

     2. Purchases or sales of up to 10 of each other individual Publicly-Traded Futures Contract if the open market interest for such Futures Contract as reported in The Wall Street Journal on the date of your transaction (for the previous trading day) is at least 1,000 contracts. Examples of Futures Contracts for which this exemption would be available include a Futures Contract on a foreign government debt Security issued by a non-qualified foreign government as well as a 30-day federal funds Futures Contract.

For purposes of these limitations, a Futures Contract is defined by its expiration month. For example, you need not obtain preclearance to purchase 50 December Futures Contracts on German Government Bonds and 50 March Futures Contracts on German Government Bonds. Similarly, you may roll over 10 September Fed Funds Futures Contracts by selling those 10 contracts and purchasing 10 October Fed Funds Futures Contracts since the contracts being sold and those being purchased have different expiration months. On the other hand, you could not purchase 10 January Fed Funds Future Contracts if the open interest for those contracts was less than 1,000 contracts, even if the total open interest for all Fed Funds Futures Contracts was greater than 1,000 contracts.

          Additional Exemptions From Preclearance
          ---------------------------------------

The Compliance Committee may exempt other classes of transactions, Securities or Futures Contracts from the Code's preclearance requirement upon a determination that they do not involve a realistic possibility of violating the general principles described at the beginning of the Code.

          Preclearance Required
          ---------------------

     Given the exemptions described above, preclearance shall be required for purchases or sales of:

     1. More than $100,000 per calendar month per issuer of corporate debt Securities, mortgage-backed and other asset-backed Securities, taxable municipal debt Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments.

     2. More than $1,000,000 per calendar month in debt Securities of a Qualified Foreign Government.

     3. Related Securities that are exchangeable for or convertible into one of the Securities requiring preclearance under (1) or (2) above.

     4. More than 50 Publicly-Traded Futures Contracts per calendar month to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

     5. More than 10 of any other individual Publicly-Traded Futures Contract or any Publicly-Traded Futures Contract for which the open market interest as reported in The Wall Street Journal on the date of your transaction (for the previous trading day) is less than 1,000 contracts, unless the Futures Contract is exempt from preclearance regardless of transaction size.

     Any other Security or Publicly-Traded Futures Contract that is not within the "exempt" categories listed above.

     7.   PIMCO Commercial Mortgage Securities Trust, Inc.

                           Short-Term Trading Profits

You may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days, of Fixed Income Securities or Related Securities. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

This ban applies only to transactions in Fixed Income Securities, as defined in Appendix I, and therefore does not apply to transactions in U.S. Government Securities, tax-exempt municipal bonds, equity Securities, mutual fund shares, index options or Futures Contracts. This ban also does not apply to a purchase or sale in connection with a Transaction Exempt From Preclearance (as described above).

You are considered to profit from a short-term trade if Securities of which you have Beneficial Ownership are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

                                Blackout Periods

You may not purchase or sell a Security or a Futures Contract at a time when you intend or know of another's intention to purchase or sell that same Security or Futures Contract on behalf of any Advisory Client.

As noted previously in the description of the Preclearance Process, a Compliance Officer may not preclear a transaction in a Security or a Futures Contract at a time when there is a pending buy or sell order in the same Security or Futures Contract until that order is executed or withdrawn.

                         GIFTS AND SERVICE AS A DIRECTOR

                                      Gifts

You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value from any person or entity that does business, or desires to do business, with PIMCO directly or on behalf of an Advisory Client (a "Giver"). You may, however, accept gifts from a single Giver so long as their aggregate annual value does not exceed $500, and you may attend business meals, sporting events and other entertainment events at the expense of a Giver (without regard to their aggregate annual value), so long as the expense is reasonable and both you and the Giver are present.

                              Service As A Director

If you are an Advisory Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, other than for a fund for which PIMCO is an advisor or subadvisor, unless you have received the prior written approval of the Chief Executive Officer and the Chief Legal Officer of PIMCO. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Advisory Employees who make investment decisions with respect to the Securities of that entity, through a "Chinese Wall" or other procedures.

                                   COMPLIANCE

                                 Certifications

     Upon Receipt Of This Code

Upon commencement of your employment or the effective date of this Code, whichever occurs later, you shall be required to acknowledge receipt of your copy of this Code by completing and returning a copy of the form attached hereto as Appendix IV. By that acknowledgment, you will also agree:

          1. To read the Code, to make a reasonable effort to understand its provisions, and to ask questions about those provisions you find confusing or difficult to understand.

          2. To comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.

          3. To advise the members of your Immediate Family about the existence of the Code, its applicability to their personal trading activity, and your responsibility to assure that their personal trading activity complies with the Code.

          4. To cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine your compliance with the provisions of the Code.

In addition, your acknowledgment will recognize that any failure to comply with the Code and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal.

     Annual Certificate Of Compliance

You are required to certify on an annual basis, on a copy of the form attached hereto as Appendix V, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the cCode, that you recognize that you are subject to its provisions, that you complied with the requirements of the Code during the year just ended and that you have disclosed, reported, or caused to be reported all transactions required to be disclosed or reported pursuant to the requirements of the Code.

                              Post-Trade Monitoring

The Compliance Officers will review the duplicate broker reports and other information supplied to them concerning your personal investment transactions so that they can detect and prevent potential violations of the Code. The Compliance Officers will perform such investigation and make such inquiries as they consider necessary to perform this function. You agree to cooperate with any such investigation and to respond to any such inquiry. You should expect that, as a matter of course, the Compliance Officers will make inquiries regarding any personal investment transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client.

                                Remedial Actions

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal. As part of any sanction, you may be required to reverse a transaction and to forfeit any profit or to absorb any loss from the transaction.

The Compliance Committee shall have the ultimate authority to determine whether you have violated the Code and, if so, the remedial actions it considers appropriate. In making its determination, the Compliance Committee shall consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

                        Reports To Directors And Trustees

     Reports Of Significant Remedial Actions

The General Counsel of PIMCO Advisors L.P. and the directors or trustees of any affected Fund which is an Advisory Client will be informed on a timely basis of each significant remedial action taken in response to a violation of this Code. For this purpose, a significant remedial action will include any action that has a significant financial effect on the violator.

     Annual Reports

PIMCO's management will report annually to the General Counsel of PIMCO Advisors L.P. and the directors or trustees of each Fund which is an Advisory Client that, at a minimum, will:

     1. Summarize existing procedures concerning personal investing and any changes in such procedures during the past year;

     2. Summarize the violations of the Code (if any) which resulted in significant remedial action during the prior year; and

     3. Describe any recommended changes in existing restrictions or procedures based upon the investment company's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

                                   Appendix I

                        Definitions Of Capitalized Terms

     The following definitions apply to the capitalized terms used in the Code:

Advisory Employee

The term "Advisory Employee" means an employee who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory

Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

Beneficial Ownership

As a general matter, you are considered to have "Beneficial Ownership" interest in a Security or a Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security or Futures Contract. You are presumed to have a Beneficial Ownership interest in any Security or Futures Contract held, individually or jointly, by you or a member of your Immediate Family (as defined below). In addition, unless specifically excepted by the Compliance Officer based on a showing that your interest in a Security or Futures Contract is sufficiently attenuated to avoid the possibility of conflict, you will be considered to have Beneficial Ownership interest in a Security or Futures Contract held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a limited liability company in which you are a manager-member, or (4) a trust in which you or a member of your Immediate Family has a vested interest.

As a technical matter, the term "Beneficial Ownership" for purposes of this Code shall be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Exempt Security

The term "Exempt Security" shall mean any Security (as defined below) not included within the definition of Security in SEC Rule 17j-1(e)(5), including:

     1.   A direct obligation of the Government of the United States;

     2.   Shares of registered open-end investment companies; and

     3. Bankers' acceptances, bank certificates of deposit, repurchase agreements and high-quality short-term debt instruments (including commercial paper). For these purposes, a "high quality short-term debt instrument" means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

Fixed Income Securities

For purposes of this Code, the term "Fixed Income Securities" shall mean fixed income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt Securities, mortgage-backed and other asset-backed Securities, taxable fixed income Securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt Securities, and debt Securities of international agencies or supranational agencies. For purposes of this Code, the term "Fixed Income Securities" shall not be interpreted to include U.S. Government Securities or any other Exempt Security (as defined above) nor shall it be interpreted to include fixed income Securities exempt from federal income tax that are issued by state or local governments or the political subdivisions thereof.

Futures Contract

The term "Futures Contract" includes (a) a futures contract and an option on a futures contract traded on a United States or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the London International Financial Futures Exchange or the New York Mercantile Exchange (a "Publicly-Traded Futures Contract"), as well as (b) a forward contract, a swap, a cap, a collar, a floor and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities) (a "Privately-Traded Contract"). Consult with a Compliance Officer prior to entering into a transaction in case of any doubt. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e., a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in July.

Immediate Family

The term "Immediate Family" means any of the following persons who reside in your household or depend on you for basic living support: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Investment Transaction

For purposes of this Code, the term "Investment Transaction" means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest.

Personal Account

The term "Personal Account" means the following accounts that hold or are likely to hold a Security (as defined below) or a Futures Contract (as defined above) in which you have a Beneficial Ownership interest: any account in your individual name; any joint or tenant-in-common account in which you have an interest or are a participant; any account for which you act as trustee, executor, or custodian; any account over which you have investment discretion or otherwise can exercise control (other than non-related clients' accounts over which you have investment discretion), including the accounts of entities controlled directly or indirectly by you; and any other account in which you have a direct or indirect Beneficial Ownership interest (other than such accounts over which you have no investment discretion and cannot otherwise exercise control).

Portfolio Employee

The term "Portfolio Employee" means a portfolio manager or an Advisory Employee who provides information or advice to a portfolio manager or helps execute a portfolio manager's decisions.

Qualified Foreign Government

The term "Qualified Foreign Government" means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars. A list of Qualified Foreign Governments will be prepared as of the last business day of each calendar quarter, will be available for review with any Compliance Officer, and will be effective for the following calendar quarter.

Related Account

The term "Related Account" means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a Beneficial Ownership interest.

Related Security

The term "Related Security" shall mean any option to purchase or sell, and any Security convertible into or exchangeable for, a Security that is or has been held by PIMCO on behalf of one of its Advisory Clients or any Security that is being or has been considered for purchase by PIMCO on behalf of one of its Advisory Clients.

Security

As a general matter, the term "Security" shall mean any stock, note, bond, debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest or investment contract other than an Exempt Security (as defined above). The term "Security" includes an option on a Security, on an index of Securities, on a currency or on a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges, as well as such an option traded in the over-the-counter market. The term "Security" shall not include a Futures Contract or a physical commodity (such as foreign exchange or a precious metal).

As a technical matter, the term "Security" shall have the meaning set forth in
Section 2(a)(36) of the Investment Company Act of 1940, which defines a Security to mean:

     Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate or deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase, any of the foregoing, except that the term "Security" shall not include any Security that is an Exempt Security (as defined above), a Futures contract or a physical commodity (such as foreign exchange or precious metal).